Exhibit 99.1

Cirque Energy Reports Death of President and CEO Joseph L. DuRant and Names Silverthorn as Successor

DETROIT—(BUSINESS WIRE)—April 28, 2015—The Board of Directors of Cirque Energy, Inc. (OTC Pink: EWRL, the “Company”) today reported with deep sadness the sudden passing of Joseph L. DuRant, the Company’s Chairman, President and Chief Executive Officer. Mr. DuRant had led Cirque since he was named President of its predecessor company, Green Energy Renewable Solutions, Inc., in 2011. During his tenure, Mr. DuRant grew the Company to become a leader in the development of sustainable clean energy solutions focused on waste-to-energy projects.

Mr. DuRant, 54, died in Las Vegas, Nevada on April 25, 2015 following a brief hospitalization.

The Board has named Roger W. Silverthorn, 64, as Chairman, President and Chief Executive Officer. Previously Mr. Silverthorn had served as the Company’s Executive Vice President for Business Development and Secretary. He will continue to serve as a Director of the Company.

The remainder of the Company’s leadership team will continue with their present responsibilities. No changes are anticipated in the Company’s day-to-day business activities or plans.

“Joe was a wonderful colleague and a true inspiration to all of us at Cirque,” commented Silverthorn. “He was also a generous and caring person who did a great deal for the community. He will be missed, but we remain resolved to maintain and expand Cirque’s global presence as a tribute to our leader and friend.  Our thoughts and prayers are with Joe’s family at this difficult time. We extend our condolences and strongest support to Joe’s loved ones.”

About Cirque Energy, Inc.

As an energy services company (ESCO), Cirque Energy, Inc. is focused on the generation and delivery of clean energy and energy efficient solutions, including combined heat and power (CHP) projects, industrial cogeneration, waste-to-energy, biomass, natural gas, and building energy efficiency improvements. Cirque provides these services to a diverse client base, including industrial and commercial customers; municipalities, universities, schools, and hospitals (MUSH); and federal, state and local clients.

Forward-Looking Statements

This release may contain forward-looking statements relating to the business of Cirque. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on Cirque's current expectations and beliefs concerning future developments and their potential effects on Cirque. There is no assurance that future developments affecting Cirque will be those anticipated by Cirque. Cirque undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Cirque Energy, Inc.:

David Morgan

Chief Financial Officer

Office: (888) 963-2622

davidm@cirque-energy.com